First Federal of Northern Michigan Bancorp, Inc. 8-K

Exhibit 99.1

FOR IMMEDIATE RELEASE

April 25, 2014

Contact:	Michael W. Mahler
Chief Executive Officer
First Federal of Northern Michigan Bancorp, Inc.
(989) 356-9041

FIRST FEDERAL OF NORTHERN MICHIGAN BANCORP, INC.

ANNOUNCES FIRST QUARTER 2014 RESULTS

Alpena, Michigan - (April 25, 2014) First Federal of Northern Michigan Bancorp, Inc. (Nasdaq: FFNM) (the “Company”) reported consolidated net earnings of $221,000, or $0.08 per basic and diluted share, for the quarter ended March 31, 2014 compared to consolidated net earnings of $68,000, or $0.02 per basic and diluted share, for the quarter ended March 31, 2013.

The Company’s results for the quarter ended March 31, 2014 include:

•	Provision for loan losses of $16,000 as compared to $144,000 for the prior year period.
•	Quarter over quarter decline in the Company’s non-interest expenses of $98,000.
•	The continued growth of lower cost average core deposits by $7.7 million over the last 12 months.

Michael W. Mahler, President and Chief Executive Officer of the Company, commented, “We are pleased to see the lowest level of provision expense in six quarters. It is a function of the improvement in our asset quality in recent quarters. Both our Texas and Classified Asset ratios have fallen to pre-2008 levels. We continue to see improved delinquency trends across all loan categories. While loan production has not met our expectations, we are hopeful that with the onset of warmer weather and the continued favorable interest rate environment, we will see an increase in both commercial loan demand and improved real estate activity throughout the region.”

Mahler continued “We are pleased with our reduction in non-interest expense for the quarter. The savings comes from a reduction in the number of full-time employees, changes to expenses for certain benefit plans, expenses related to troubled credits, including commercial loan and real estate owned expenses. The other area of savings came from a reduction in service bureau expenses resulting from a change in our operating platform during the third quarter of 2013. This overall 4.9% reduction in expenses for the quarter is more impressive when we consider that professional fees increased nearly $56,000, related to the proposed merger with Alpena Banking Corporation, in the first quarter of 2014 and none in the first quarter of 2013.”

Mahler concluded “Lastly, we are pleased that our net interest margin (NIM) increased to 3.66% from 3.61% quarter to quarter. The stability of our margin is a function of the significant growth in average core deposits which are up $7.7 million in the first quarter of 2014, allowing us to displace higher cost deposits. We are pleased that we have been able to maintain our margin in this difficult operating environment while not taking on any additional interest rate risk. Our sensitivity profile has not materially changed when we compare ourselves to the same period one year earlier.”

Asset Quality

Total nonperforming assets to total assets decreased from 3.30% at March 31, 2013 to 1.95% at December 31, 2013 and decreased further to 1.81% at March 31, 2014. Non-performing assets decreased $192,000 from December 31, 2013 to March 31, 2014 and decreased $2.9 million from March 31, 2013 to March 31, 2014. The Company continues to closely monitor non-performing assets and has taken a variety of steps to reduce the level thereof, such as:

•	Timely pursuit of foreclosure and/or repossession options coupled with quick and aggressive marketing efforts of repossessed assets;
•	Restructuring loans, where feasible, to assist borrowers in working through this financially challenging time;
•	Allowing borrowers to structure short-sales of properties, where appropriate and feasible; securing judgments when feasible, and
•	Working with borrowers to find a means of reducing outstanding debt (such as through sales of collateral).

	As of
	March 31, 2014	December 31, 2013	March 31, 2013
Asset Quality Ratios
Non-performing assets to total assets	1.81%	1.95%	3.30%
Non-performing loans to total loans	1.43%	1.67%	3.32%
Allowance for loan losses to non-performing loans	74.34%	63.65%	36.24%
Allowance for loan losses to total loans	1.06%	1.07%	1.20%

"Texas Ratio" (Bank) (1)	16.09%	17.02%	29.41%
Classified Asset Ratio (2)	22.71%	23.53%	53.00%

Total non-performing loans (000's omitted)	$1,961	$2,311	$4,622
Total non-performing assets (000's omitted)	$3,899	$4,091	$7,027

(1) Texas Ratio is defined by management as total non-performing assets divided by tangible capital plus loan loss reserve.
(2) Classified asset ratio is calculated by dividing classified assets (substandard assets plus real estate owned and other repossessed assets) by core capital plus loan loss reserves.

Financial Condition

Total assets of the Company at March 31, 2014 were $215.3 million, an increase of $5.6 million, or 2.7%, from $209.7 million at December 31, 2013. Securities available for sale increased $6.1 million, to $56.4 million, while net loans receivable decreased $989,000 to $135.3 million at March 31, 2014.

Deposits increased $5.7 million to $165.7 million at March 31, 2014 from December 31, 2013. FHLB advances decreased $581,000 as proceeds from loan payments and payoffs, as well as cash on hand, were used to pay off maturing advances.

Stockholders’ equity increased $436,000 to $24.0 million at March 31, 2014 from December 31, 2013. The increase was due primarily to net earnings for the three-month period of $221,000 and an increase of $273,000 in the unrealized gain on available-for-sale investment securities, offset by a dividend payment of $58,000. First Federal of Northern Michigan remains “well-capitalized” for regulatory purposes, as shown in the table below.

			Regulatory		Minimum to be
	Actual		Minimum		Well Capitalized
	Amount	Ratio	Amount	Ratio	Amount	Ratio
			Dollars in Thousands
Tier 1 (Core) capital ( to
adjusted assets)	$22,778	10.61%	$8,586	4.00%	$10,732	5.00%
Total risk-based capital ( to risk-
weighted assets)	$24,236	18.14%	$10,686	8.00%	$13,357	10.00%
Tier 1 risk-based capital ( to
risk weighted assets)	$22,778	17.05%	$5,343	4.00%	$8,014	6.00%
Tangible Capital ( to
tangible assets)	$22,778	10.61%	$3,220	1.50%	$4,293	2.00%

Results of Operations

Interest income decreased slightly to $2.0 million for the three months ended March 31, 2014 from $2.1 million for the year earlier period. The decrease in interest income resulted primarily from:

•	$3.2 million decrease in average balances in our mortgage portfolio and a 26 basis point decline of yield from 5.14% to 4.88%.
•	$467,000 decrease in average balance in our non-mortgage portfolio and a 9 basis point decrease in yield to 5.16% from 5.25%.
•	These decreases were offset in part by an increase of $3.6 million in average balance of our available for sale investment portfolio and a 24 basis point increase in yield to 2.13% from 1.89%.
•	Yield on interest-earning assets decreased 10 basis points to 4.18% from 4.28%.

Interest expense decreased to $249,000 for the three months ended March 31, 2014 from $321,000 for the three months ended March 31, 2013. The decrease in interest expense was due primarily to:

•	The cost of FHLB advances decreasing 40 basis points to 1.07% from 1.47%;
•	The cost of interest-bearing deposits decreasing 11 basis points to 0.55% from 0.66%.
•	Overall cost of funds decreasing 16 basis points to 0.62% from 0.78%.

The Company’s net interest margin increased to 3.66% for the three-month period ended March 31, 2014 from 3.61% for the same period in 2013 as a result of the factors mentioned above.

The provision for loan losses for the three-month period ended March 31, 2014 was $16,000, as compared to $144,000 for the prior year period. During the quarter ended March 31, 2014, we removed specific reserves of approximately $44,000 on one commercial credit relationship which was classified as a Troubled Debt Restructuring. In addition, during the quarter ended March 31, 2014 we experienced fewer loans requiring specific reserves along with lower level of charge-offs. The provision was based on management’s review of the components of the overall loan portfolio, the status of non-performing loans and other subjective factors.

Non interest income decreased to $336,000 for the quarter ended March 31, 2014 from $440,000 for the 2013 period. Despite low mortgage rates, income related to mortgage banking activities decreased $75,000 for the three months ended March 31, 2014 when compared to the same period in 2013.

Non interest expense decreased $98,000 to $1.9 million for the 2014 period from $2.0 million for the three months ended March 31, 2013, as we saw declines in the following areas:

•	$50,000 in compensation and employee benefits, as we reduced staffing and self-insured a portion of our health insurance premiums.
•	$11,000 in marketing,
•	$15,000 in service bureau,
•	$40,000 in expenses related to troubled credits and real estate owned,
•	$40,000 in other expenses related to commercial loans.
•	Partially offsetting these decreases was an increase of $56,000 in professional service fees primarily related to the proposed merger.

During the quarters ended March 31, 2014 and March 31, 2013 the Company recorded no tax expense.

Selected Performance Ratios

	For the Three Months Ended March 31
	2014	2013

Performance Ratios:
Net interest margin	3.66%	3.61%
Average interest rate spread	3.57%	3.50%
Return on average assets*	0.42%	0.13%
Return on average equity*	3.73%	1.07%

* Annualized

First Federal of Northern Michigan Bancorp, Inc.
Consolidated Balance Sheet

	March 31, 2014	December 31, 2013
	(Unaudited)
ASSETS
Cash and cash equivalents:
Cash on hand and due from banks	$2,868,380	$2,760,010
Overnight deposits with FHLB	278,575	5,823
Total cash and cash equivalents	3,146,955	2,765,833
Securities AFS	56,442,499	50,358,175
Securities HTM	2,255,000	2,255,000
Loans held for sale	235,500	175,400
Loans receivable, net of allowance for loan losses of $1,458,130 and
$1,471,058 as of March 31, 2014 and December 31, 2013, respectively	135,326,174	136,314,964
Foreclosed real estate and other repossessed assets	1,938,058	1,780,058
Federal Home Loan Bank stock, at cost	3,266,100	3,266,100
Premises and equipment	5,159,558	5,203,301
Accrued interest receivable	828,205	744,730
Intangible assets	10,087	39,732
Deferred tax asset	657,705	798,163
Originated mortgage servicing rights	812,421	860,024
Bank owned life insurance	4,638,674	4,610,070
Other assets	549,713	485,234
Total assets	$215,266,649	$209,656,784

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Deposits	$165,719,953	$160,029,115
Advances from borrowers for taxes and insurance	321,427	151,254
Advances from Federal Home Loan Bank	24,232,904	24,813,409
Accrued expenses and other liabilities	1,031,238	1,138,324

Total liabilities	191,305,522	186,132,102

Stockholders' equity:
Common stock ($0.01 par value 20,000,000 shares authorized
3,191,799 shares issued)	31,918	31,918
Additional paid-in capital	23,853,891	23,853,891
Retained earnings	2,927,034	2,763,242
Treasury stock at cost (307,750 shares)	(2,963,918)	(2,963,918)
Accumulated other comprehensive income (loss)	112,202	(160,451)
Total stockholders' equity	23,961,127	23,524,682

Total liabilities and stockholders' equity	$215,266,649	$209,656,784

First Federal of Northern Michigan Bancorp, Inc. and Subsidiaries
Consolidated Statement of Income and Comprehensive Income
	For the Three Months
	Ended March 31,
	2014	2013
	(Unaudited)
Interest income:
Interest and fees on loans	$1,710,414	$1,816,613
Interest and dividends on investments
Taxable	150,676	115,329
Tax-exempt	41,456	37,695
Interest on mortgage-backed securities	142,294	115,371
Total interest income	2,044,840	2,085,008

Interest expense:
Interest on deposits	186,527	221,902
Interest on borrowings	62,766	99,441
Total interest expense	249,293	321,343

Net interest income	1,795,547	1,763,665
Provision for loan losses	15,765	144,074
Net interest income after provision for loan losses	1,779,782	1,619,591

Non-interest income:
Service charges and other fees	181,092	192,440
Mortgage banking activities	95,838	170,432
Net income (loss) on sale of premises and equipment,
real estate owned and other repossessed assets	(4,813)	6,479
Other	64,118	70,992
Total non-interest income	336,235	440,343

Non-interest expense:
Compensation and employee benefits	1,109,043	1,159,257
FDIC Insurance Premiums	45,544	45,699
Advertising	27,635	38,919
Occupancy	236,375	233,446
Amortization of intangible assets	29,646	29,646
Service bureau charges	62,386	77,494
Professional services	129,258	72,863
Collection activity	18,205	42,173
Real estate owned & other repossessed assets	16,949	33,266
Other	219,503	259,527
Total non-interest expense	1,894,544	1,992,289

Income before income tax expense	221,473	67,645
Income tax expense	—	—

Net Income	$221,473	$67,645

Other Comprehensive Income (Loss):
Unrealized (loss) gain on investment securities - available for sale securities - net of tax	$272,653	$(99,797)
Reclassification adjustment for gains realized in earnings - net of tax	$—	$—

Comprehensive income (Loss)	$494,126	$(32,152)

Per share data:
Net Income per share
Basic	$0.08	$0.02

Weighted average number of shares outstanding
Basic	2,884,049	2,884,049
Including dilutive stock options	2,884,049	2,884,049
Dividends per common share	$0.02	$—

Safe Harbor Statement

This news release and other releases and reports issued by the Company, including reports to the Securities and Exchange Commission, may contain “forward-looking statements.” The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company is including this statement for purposes of taking advantage of the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995.